November 16, 2018

David Maura
Chairman, President and Chief Executive Officer
Mosaic Acquisition Corp.
375 Park Avenue
New York, NY 10152

       Re: Mosaic Acquisition Corp.
           Registration Statement on Form S-4
           Filed November 5, 2018
           File No. 333-228187

Dear Mr. Maura:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Joshua Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities